EXHIBIT 99.1

Contacts:
Leiv Lea
Pharmacyclics, Inc.
(408) 774-0330
Carolyn Bumgardner
WeissCom Partners
(415) 362-5018

PHARMACYCLICS ANNOUNCES INITIATION OF XCYTRIN PHASE 2 CLINICAL TRIAL IN RENAL CELL CARCINOMA

Sunnyvale, Calif., -- July 8, 2004 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today announced that it is enrolling patients in a Phase 2 clinical trial of Xcytrin® (motexafin gadolinium) Injection, the company's lead cancer therapeutic candidate, for the treatment of patients with metastatic renal cell carcinoma. The trial is being conducted at the Baylor College of Medicine in Houston, Texas.

The trial will evaluate the efficacy and safety of Xcytrin used as a single agent in approximately 40 patients with metastatic renal cell carcinoma. In patients with metastatic renal cell carcinoma, the cancer has spread beyond the kidney to other sites in the body. Eligible patients may receive Xcytrin as their initial therapy or following relapse from other therapies. Xcytrin will be given intravenously daily for five days every two weeks until disease progression.

"We are very interested in evaluating Xcytrin as a single agent for the treatment of metastatic renal cell carcinoma. Its tumor selectivity and novel mechanism make it an attractive potential agent for treatment of this deadly disease," said Dr. Robert Amato, associate professor and director of the Genitourinary Oncology Clinic in the Scott Department of Urology at Baylor College of Medicine in Houston, and principal investigator of the clinical trial. "Renal cell cancer has particular mutations that may make it susceptible to the effects of Xcytrin. Current therapies for renal cell cancer are inadequate and new agents with novel mechanisms are needed."

Xcytrin, an anti-cancer agent with a unique mechanism of action, selectively concentrates in tumors and induces apoptosis (programmed cell death) of tumor cells. Preclinical studies indicate that Xcytrin inhibits growth of tumor cells, is cytotoxic to tumor cells, and also enhances the cytotoxic activity of selected chemotherapeutics and targeted biologic agents.

"Xcytrin is now in clinical trials for a wide range of cancers. We are systematically evaluating its potential in various oncology indications including its use as a single agent, and in combination with radiation or chemotherapy," said Richard A. Miller, M.D., president and chief executive officer of Pharmacyclics.

Currently, Xcytrin is being investigated in a randomized Phase 3 clinical trial designed to compare the effects of whole brain radiation therapy (WBRT) alone to that of WBRT plus Xcytrin for the treatment of brain metastases (cancer that has spread to the brain from another part of the body) in patients suffering from non-small cell lung cancer (NSCLC).

About Renal Cell Carcinoma

Approximately 31,000 patients are diagnosed with renal cell carcinoma each year in the U.S. Approximately 12,000 will die from the disease every year. The cancer metastasizes readily, most often to the lungs and other organs, and about one-third of patients have metastasis at the time of diagnosis. There is no cure for metastatic renal cell cancer, which is generally unresponsive to standard chemotherapy agents.

About Xcytrin

Pharmacyclics has been granted Fast-Track status by the U.S. Food and Drug Administration (FDA) for Xcytrin for the treatment of brain metastases in NSCLC patients. Also, Xcytrin is being evaluated in several Phase 1 and Phase 2 clinical trials to measure its efficacy and safety as a single agent and in combination with chemotherapy and/or radiation therapy for various cancers.

About Pharmacyclics

Pharmacyclics is a pharmaceutical company developing innovative products to treat cancer and atherosclerosis. The company's products are rationally designed, ring-shaped small molecules called texaphyrins that selectively target and disrupt the bioenergetic processes of diseased cells, such as cancer cells and atherosclerotic plaque. Pharmacyclics® , Xcytrin® and the "pentadentate" logo® are registered trademarks of Pharmacyclics, Inc.

NOTE: Other than statements of historical fact, the statements made in this press release about enrollment plans for our clinical trials, progress of and reports of results from preclinical and clinical studies, clinical development plans and product development activities are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The words "believe," "will," "continue," "plan," "expect," "intend," "anticipate," variations of such words, and similar expressions also identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that could affect actual results include risks associated with the initiation, timing, design, enrollment and cost of clinical trials; the fact that data from preclinical studies may not necessarily be indicative of future clinical trial results; our ability to establish successful partnerships and collaborations with third parties; the regulatory approval process in the United States and other countries; and future capital requirements. For further information about these risks and other factors that may affect the actual results achieved by Pharmacyclics, please see the company's reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its quarterly report on Form 10-Q for the period ended March 31, 2004. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward- looking statement, whether as a result of new information, future events or otherwise.

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